EXHIBIT 99.2

Republic Services, Inc. Increases Quarterly
Dividend to $0.46 Per Share

PHOENIX (July 29, 2021) – Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors approved an increase in the quarterly dividend from $0.425 per share to $0.46 per share, which represents an increase of approximately 8 percent. The quarterly dividend of $0.46 per share will be paid on October 15, 2021, to shareholders of record on October 1, 2021.

"We are raising our quarterly dividend by approximately 8 percent," said Jon Vander Ark, president and chief executive officer. "This is the seventeenth consecutive year we've increased our dividend, which demonstrates our commitment to efficiently return cash to shareholders."

About Republic Services

Republic Services, Inc. is a leader in the U.S. environmental services industry. Through its subsidiaries, the Company provides superior customer experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter or Republic Services on LinkedIn.

For more information, contact:
Media Inquiries	Investor Inquiries
Donna Egan (480) 757-9770	Stacey Mathews (480) 718-6548
media@RepublicServices.com	investor@RepublicServices.com

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